EXHIBIT (a)(3)

CA, INC.
OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

LETTER OF TRANSMITTAL

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON
DECEMBER 7, 2006,
UNLESS THE OFFER IS EXTENDED.

[Name]
[Address]

[e-mail address]

Important: Read the remainder of this Letter of Transmittal before completing and signing this page.

Indicate your decision to accept the Offer to Exchange your Eligible Options identified below for New Options by checking the “Cancel Entire Eligible Option” box below (Note:If you accept the Offer, you must accept the Offer with respect to every Eligible Option grant shown below). If you do not want to accept the Offer to Exchange with respect to your Eligible Options, check the “Do Not Cancel Eligible Option” box. If you do not clearly mark one of those two boxes, your election will default to “Do Not Cancel Eligible Option” and your Eligible Options will not be cancelled in exchange for New Options and may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code.

You are solely responsible for such tax consequences.

Total
			Exercise	Number of
			Price Per	Shares	Number of Shares
			Share Prior	Subject to	Subject to Portion
Grant		Option	to	Outstanding	Qualifying as
Date	Option Number	Plan	Offer	Option	Eligible Option
7/20/2000		91	$27.00

CANCEL ENTIRE ELIGIBLE OPTION	☐
DO NOT CANCEL ELIGIBLE OPTION	☐

Signature:
Date:

IMPORTANT: YOU MUST ALSO COMPLETE AND SIGN ON PAGE 4.

To: CA, Inc.

By checking the “Cancel Entire Eligible Option” box in the table on the cover page of this Letter of Transmittal, I understand and agree to all of the following:

    1. I hereby accept the Offer by CA, Inc., a Delaware corporation (“CA”), to exchange each Eligible Option for a New Option in accordance with the terms set forth in (i) the Offer to Exchange dated November 7, 2006 (the “Offer”), of which I hereby acknowledge receipt, and (ii) this Letter of Transmittal (the “Letter”). My Eligible Option consists of the last installment (or last 30%) of each option granted to me under CA’s 1991 Stock Incentive Plan to purchase shares of CA common stock that has a grant date of July 20, 2000 and an exercise price equal to $27.00 per share and that will be outstanding and unexercised as of the expiration of the Offer.

My Eligible Option for which the Offer is accepted will be cancelled in exchange for a New Option, as described in the Offer document.  The date on which my Eligible Option is cancelled and New Option granted is intended to be the first business day after the Expiration Date of the Offer.  (I understand that I may have more than one option grant (with a different Option Number) that constitutes an Eligible Option, in which case, if I accept the Offer, I must accept the Offer with respect to every, such Eligible Option. I understand than any reference to my Eligible Option applies to each such Eligible Option that I hold). All other capitalized terms used in this Letter but not defined herein have the meaning assigned to them in the Offer document.

     2. The Offer is currently set to expire at 5:00 p.m. Eastern Time on DECEMBER 7, 2006 (the “Expiration Date”), unless CA, in its discretion, extends the period of time during which the Offer will remain open. In such event, the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended, expires.

     3. The New Option will be granted under the Company’s 2002 Incentive Plan, as amended and restated (the “2002 Plan”), pursuant to a new option grant agreement and will include the following terms and conditions:

•                  an exercise price equal to the greater of (i) $27.00 and (ii) the closing price of the Company’s stock on the New York Stock Exchange (the “NYSE”) on the grant date;

•                  a vesting date whereby the New Option becomes exercisable 6 months after the grant date;

•                  an expiration date of July 20, 2010 (the same expiration date as the Eligible Option); and

•                  such other terms and conditions approved by CA, substantially in the form of the grant agreement attached to the Offer to Exchange (and filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission).

     5. Until the Expiration Date, I will have the right to withdraw my acceptance of the Offer to exchange my Eligible Option for a New Option. However, after that date I will have no withdrawal rights, unless CA does not accept my Eligible Option before January 5, 2007, the 40th business day after commencement of the Offer. I may then withdraw my acceptance of the Offer at any time prior to CA’s acceptance of that option for exchange pursuant to the Offer.

     6. The acceptance of the Offer to Exchange my Eligible Option for a New Option pursuant to the procedure described in Section 4 of the Offer and the instructions to this Letter will constitute my acceptance of all of the terms and conditions of the Offer. CA’s acceptance of my option for exchange pursuant to the Offer will constitute a binding agreement between CA and me upon the terms and subject to the conditions of the Offer.

     7. I am the registered holder of each Eligible Option submitted hereby, and my name and other information appearing on the cover page of this Letter are true and correct.

     8. I am not required to accept the Offer. However, if I do not accept the Offer with respect to such option (or I withdraw my acceptance), then I will be solely responsible for any such taxes and penalties associated with my Eligible Option.

     9. CA cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

     10. Under certain circumstances set forth in the Offer document, CA may terminate or amend the Offer and postpone its acceptance and cancellation of the Eligible Options and/or the grant of New Options. In the event CA does not accept my Eligible Option for which I have accepted the Offer, that option will be returned to me promptly following the expiration or termination of the Offer.

    I understand that neither CA nor the board of directors of CA is making any recommendation as to whether I should accept or refrain from accepting the Offer with respect to my Eligible Option, and that I must make my own decision whether to accept the Offer with respect to my Eligible Option, taking into account my own personal circumstances and preferences.

SIGNATURE OF OPTION HOLDER

(Signature of Option holder or Authorized Signatory)

(Option holder’s Name, please print in full)	(Capacity of Authorized Signatory, if applicable)

Date: , 2006

Address (if different than on cover page)	Daytime Telephone: ( )

Email address:

                                        @CA.com

PMF KEY:

Please read the instructions on pages 5 and 6 of this Letter of Transmittal and then complete, sign and date the table on the cover page and the signature block above and return the entire Letter of Transmittal (including the instructions) no later than 5:00 p.m. Eastern Time on DECEMBER 7, 2006 via facsimile to CA, Attn: Equity Administration Group at 631-342-2351.

DELIVERY OF THIS LETTER OF TRANSMITTAL IN ANY WAY OTHER THAN VIA

FACSIMILE TO THE FACSIMILE NUMBER ABOVE WILL NOT CONSTITUTE A VALID

DELIVERY.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Letter of Transmittal. A properly completed and duly executed original of this Letter of Transmittal (pages 1-6), and any other documents required by this Letter of Transmittal, must be received by CA at the facsimile number set forth on the signature page of this Letter of Transmittal by 5:00 p.m. Eastern Time on the Expiration Date.

Delivery will be deemed made only when actually received by CA. We intend to confirm receipt of your Letter of Transmittal within two (2) U.S. business days. If you have not received such confirmation, it is your responsibility to ensure that your Letter of Transmittal has been received by the Expiration Date. CA recommends that you retain a copy of the fax receipt. You should in all events allow sufficient time to ensure timely delivery.  The Letter of Transmittal may only be submitted via facsimile. Submissions by any other means, including hand delivery, interoffice mail or U.S. mail (or other postal service) are not permitted.

Acceptance of the Offer with respect to Eligible Options may be withdrawn up to 5:00 p.m. Eastern Time on the Expiration Date. If the Offer is extended by CA beyond that time, you may withdraw your acceptance of the Offer with respect to your Eligible Option at any time until the extended expiration of the Offer. In addition, if CA does not accept your Eligible Option by 11:59 p.m. Eastern Time on January 5, 2007, you may withdraw your acceptance of the Offer with respect to your Eligible Option at any time thereafter until that option is accepted for cancellation. To validly withdraw your acceptance, you must deliver a properly completed and duly executed Withdrawal Form while you still have the right to withdraw your acceptance of the Offer. Withdrawals may not be rescinded, and any acceptance withdrawn will thereafter be deemed not properly accepted for purposes of the Offer, unless the withdrawn acceptance is subsequently overridden by delivery of a new, properly completed and duly executed Letter of Transmittal prior to the Expiration Date by following the procedures described above.

CA will not accept any alternative, conditional or contingent acceptance. All persons accepting the Offer with respect to Eligible Options shall, by execution of this Letter, waive any right to receive any notice of CA’s acceptance of their Eligible Options, except as provided for in the Offer.

2. Acceptance. If you intend to accept the Offer with respect to your Eligible Options, you must complete the table on the cover page of this Letter of Transmittal. If you decide to accept the Offer with respect to your Eligible Options, you must accept the Offer with respect to all of your Eligible Options.

3. Signatures on This Letter of Transmittal. Except as otherwise provided in the next sentence, the option holder must sign this Letter of Transmittal. If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to CA of the authority of such person so to act must be submitted with this Letter of Transmittal.

4. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer document or this Letter of Transmittal, should be directed to the Equity Administration Group at 631-342-2577. Copies will be furnished promptly at CA’s expense.

5. Irregularities. CA will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of the Offer. CA will also decide, in its discretion, all questions as to (i) the portion of each July 20, 2000 option grant that qualifies as an Eligible Option for purposes of the Offer and (ii) the number of shares of common stock comprising the Eligible Option.  CA’s determination of such matters will be final and binding on all parties. CA reserves the right to reject any acceptances of the Offer it determines do not comply with the conditions of the Offer, not to be in proper form or the acceptance of which to be unlawful. CA also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in the acceptance of the Offer, and CA’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No acceptance of the Offer to Exchange will be deemed to be properly made until all defects and irregularities have been cured by the submitting holder or waived by CA. Unless waived, any defects or irregularities in connection with any acceptance of the Offer must be cured within such time as CA shall determine. Neither CA nor any other person is or will be obligated to give notice of any defects or irregularities in acceptance of the Offer, and no person will incur any liability for failure to give any such notice. If the table on the cover page of this Letter of Transmittal includes options that are not eligible for the Offer, CA will not accept those options for exchange, but CA does intend to accept for exchange any properly submitted acceptances of the Offer to Exchange set forth in that table.

6. Important Tax Information. You should refer to Sections 2 and 14 of the Offer and the “Risks of Participation in the Offer” section of the Offer, each of which contains important U.S. federal tax information concerning the Offer. All option holders with Eligible Options are strongly encouraged to consult with their own tax advisors as to the consequences of their participation in the Offer.

7. Copies. You should make a copy of this Letter, after you have completed and signed it, for your records.

IMPORTANT: THIS LETTER TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS

MUST BE RECEIVED BY CA VIA FACSIMILE BY

5:00 p.m. EASTERN TIME ON THE EXPIRATION DATE (DECEMBER 7, 2006, unless extended)

IF YOU WISH TO PARTICIPATE IN THE OFFER.